Exhibit 99.4

Contact:	LeAnne Zumwalt DaVita Inc. 650 696-8910

DaVita Announces Divestiture of Facilities in Connection with Gambro Acquisition

El Segundo, CA, Oct 06, 2005, DaVita Inc. (NYSE: DVA) announced that it completed the sale of 70 freestanding renal dialysis centers to Renal Advantage Inc. (formerly known as RenalAmerica, Inc.). This includes 65 divestitures required pursuant to a consent order entered into with the Federal Trade Commission and five additional centers. The sale of an additional 3 centers required by the FTC will be made pursuant to DaVita’s agreement with Renal Advantage upon receipt of Illinois state regulatory approval, and is expected to close within the next 60 days. One other center was sold to a separate physician group and management agreements related to two additional centers were terminated.

DaVita is receiving aggregate cash consideration of approximately $328 for all of the centers being divested, subject to post-closing adjustments and taxes on the sale. As part of the transaction, Renal Advantage will assume specified liabilities related to the centers. All other liabilities, as well as accounts receivable, will be retained by DaVita.

Giving effect to these divestitures, DaVita now serves approximately 94,000 patients at over 1,200 clinics in more than 41 states and the District of Columbia.